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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
                      (860) 253-5200

              New England Bancshares, Inc. Reports Earnings for the
                      Three Months Ended September 30, 2007

ENFIELD, CT, October 29, 2007 - New England Bancshares, Inc. (the "Company") (Nasdaq GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, reported net income for the quarter ended September 30, 2007 of $247,000, or $0.04 per diluted share as compared to $240,000, or $0.05 per diluted share, reported for the same quarter a year ago. Net income for the six months ended September 30, 2007 was $296,000, or $0.05 per diluted share, as compared to $510,000, or $0.10 per diluted share for the six months ended September 30, 2006. During the current year six month period, the Company sold $6.4 million of securities, recording a loss of $222,000 ($199,000 on an after-tax basis), as it restructured its balance sheet to provide a better yield on investments. Exclusive of the loss on the sale of these securities, net income for the six months ended September 30, 2007 would have been $495,000.

Earnings for the three and six months ended September 30, 2007 include the operations of Valley Bank commencing on July 12, 2007, the date that First Valley Bancorp was acquired by the Company. In connection with the acquisition, each share of First Valley Bancorp, Inc., the former parent of Valley Bank, was converted into $9.00 in cash and 0.8907 shares of the Company, resulting in the issuance of 1,068,885 shares and the payment of $10.8 million in cash. Through the acquisition of First Valley Bancorp, the Company acquired $190.6 million of assets, including $141.0 of net loans, and $178.4 million of liabilities, including $168.4 million of deposits and $8.5 million of borrowings.

NET INTEREST AND DIVIDEND INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three months ended September 30, 2007 increased by $1.3 million, or 55.4%, compared to the three months ended
September 30, 2006. The increase for the quarter was primarily due to an increase in average interest earning assets of $161.5 million and a 70 basis point increase in yield on average interest earning assets, partially offset by a $152.3 million increase in average interest bearing liabilities and an 89 basis point increase in the rate paid on average interest bearing liabilities. The changes of the yield on average interest earning assets and the rate paid on average interest bearing liabilities caused the Company's interest rate spread to decrease from 3.15% for the quarter ended September 30, 2006 to 2.97% for the quarter ended September 30, 2007. The Company's net interest margin for the quarter ended September 30, 2007 was 3.59% compared to 3.82% in the year earlier period.


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                                                                     Page 2 of 3

NONINTEREST INCOME
Affecting noninterest income for the six months ended September 30, 2007 was a $225,000 loss on sale of investments, of which $222,000 was related to the sale of two mutual funds, totaling $6.4 million. Based on the forecasts for interest rates and the continued loss position of the funds, the Company decided to sell the funds and reinvest the proceeds in loans and other investments. The Company's composition of noninterest income has changed with the acquisition of Valley Bank, primarily due to its investment services subsidiary, Riverside
Investments. For the three and six months ended September 30, 2007, Riverside Investments contributed $36,000 to the Company's noninterest income.

INCOME TAX EXPENSE
Income tax expense increased from $107,000 for the three months ended September 30, 2006 to $184,000 for the three months ended September 30, 2007 and from $227,000 for the six months ended September 30, 2006 to $332,000 for the six months ended September 30, 2007. The effective tax rates were 42.7% and 30.8% for the three months ended September 30 2007 and 2006, respectively, and 52.9% and 30.8% for the six months ended September 30 2007 and 2006, respectively. For the six months ended September 30, 2007, the $225,000 loss on sale of the mutual funds described above is considered a capital loss and can only be offset by capital gains. The Company was able to offset $68,000 of the loss from a capital gain recorded two years ago; however, the Company is not able to record a tax benefit on the remaining $154,000 capital loss. The $154,000 is allowed to be carried forward to offset future capital gains, if any.

LOANS AND DEPOSITS GROW
At September 30, 2007, total assets were $486.8 million, an increase of $202.7 million, or 71.3%, from March 31, 2007. Net loans outstanding increased $151.6 million, or 76.4%, to $350.0 million at September 30, 2007 compared to March 31, 2007. At September 30, 2007, commercial real estate and commercial loans accounted for 37.9% of the loan portfolio, residential mortgage loans accounted for 52.0%; and consumer loans accounted for 10.1%. Total deposits increased $176.6 million to $358.2 million at September 30, 2007 from $181.7 million at March 31, 2007. Securities sold under agreements to repurchase increased $3.7 million from $9.2 million at March 31, 2007 to $12.9 million at September 30, 2007. Borrowed funds increased $7.6 million to $41.2 million at September 30, 2007 compared to $33.6 million at March 31, 2007.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.

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Income Statement Data               Three Months Ended       Six Months Ended
                                       September 30,           September 30,
                                   ---------------------   ---------------------
                                     2007        2006        2007        2006
                                   ---------   ---------   ---------   ---------
Net interest and dividend income   $   3,656   $   2,352   $   6,048   $   4,672
Provision for loan losses                108          62         170         123
Non-interest income                      432         218         402         427
Non-interest expense                   3,549       2,161       5,652       4,239
Net income                               247         240         296         510
Earnings per share:
   Basic                           $    0.04   $    0.05   $    0.05   $    0.10
   Diluted                              0.04        0.05        0.05        0.10

Dividend per share                 $    0.03   $    0.03   $    0.06   $    0.06

Balance Sheet Data             September 30, 2007      March 31, 2007
                               ------------------      --------------
Total assets                       $  486,846           $  284,158
Total loans, net                      350,007              198,447
Loan loss reserve                       4,015                1,875
Total deposits                        358,226              181,675
Repurchase agreements                  12,860                9,177
Borrowings                             41,197               33,587
Total equity                           70,764               57,266
Book value per share(1)                 11.76                11.65
Tangible book value per share(2)         8.84                11.30

Key Ratios                  Three Months Ended      Six Months Ended
                               September 30,          September 30,
                           --------------------    --------------------
                             2007        2006        2007        2006
                           --------    --------    --------    --------
Return on average assets       0.21%       0.36%       0.16%       0.39%
Return on average equity       1.35%       1.68%       0.91%       1.79%
Net interest margin            3.59%       3.82%       3.63%       3.86%


(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $11.02 and $10.71 at September 30, 2007 and March 31, 2007, respectively.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $8.29 and $10.40 at September 30, 2007 and March 31, 2007, respectively.

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